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                                                                    Exhibit 99.1

                                  PRESS RELEASE
                          CODORUS VALLEY BANCORP, INC.
                      SHAREHOLDER RIGHTS AGREEMENT RENEWED

York, Pennsylvania
November 7, 2005
Contact Person: Larry J. Miller
                President and Chief Executive Officer

     Recently, the Board of Directors of Codorus Valley Bancorp, Inc. (the "Corporation") decided to renew the Shareholder Rights Agreement through the adoption of a new Shareholder Rights Agreement. The new Agreement became effective on November 4, 2005 which is the date that the old Agreement expired. All rights under the old Agreement have been cancelled. The new Agreement provides for a dividend distribution of Rights to purchase shares of the Corporation's common stock under certain circumstances. One Right for each outstanding share of the Corporation's common stock will be distributed to shareholders of record as of November 7, 2005. Separate certificates representing the Rights will not be issued at this time. The Agreement was adopted by the Board of Directors to discourage financially inadequate or unfair takeover proposals and other abusive takeover practices. The Agreement was not adopted in response to any effort to acquire control of the Corporation nor is the Board of Directors aware of any such effort. The Board of Directors remains committed to enhancing and protecting the long-term value of shareholders' investment in the Corporation.

     Codorus Valley Bancorp, Inc. is the parent company of PeoplesBank, as Codorus Valley Company.

     This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Corporation's filings with the Securities and Exchange Commission.


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